Exhibit 3.2

                   AMERICAN HOME MORTGAGE INVESTMENT CORP.

                             ARTICLES SUPPLEMENTARY

                     ESTABLISHING AND FIXING THE RIGHTS AND
                                 PREFERENCES OF
                          747,500 ADDITIONAL SHARES OF
              9.75% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

      American Home Mortgage Investment Corp., a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

      FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (sometimes referred to herein as the "Board") by
Article V of the charter (the "Charter") of the Corporation and Section 2-105 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation, on April 27, 2004, adopted resolutions authorizing the Corporation, among other things, to issue up to a stated maximum number of shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), of the Corporation and appointing, pursuant to the MGCL and the powers contained in the Bylaws of the Corporation, a committee (the "Committee" or the "Preferred Stock Transaction Committee") of the Board of Directors comprised of Michael Strauss and delegating to the Committee, to the fullest extent permitted by Maryland law and the Charter and Bylaws of the Corporation, all powers of the Board of Directors with respect to classifying, authorizing, approving, ratifying and/or confirming the terms of the Preferred Stock to be issued, including, without limitation, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, and determining the consideration per share to be received in respect of the issuance and sale of each share of Preferred Stock to be issued and sold, and the number of shares of Preferred Stock to be so classified or reclassified and issued by the Corporation, subject to the limitations set forth in the resolutions of the Board of Directors adopted on April 27, 2004.

      SECOND: Pursuant to the authority conferred upon the Committee as aforesaid, the Committee, on June 29, 2004, adopted resolutions classifying and designating as a separate series of Preferred Stock the 9.75% Series A Cumulative Redeemable Preferred Stock, and establishing the preferences, conversions and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and other terms and conditions of such 9.75% Series A Cumulative Redeemable Preferred Stock (within the limitations set by the Board of Directors in the resolutions adopted on April 27, 2004 and referred to in Article FIRST of these Articles Supplementary), and further establishing 1,610,000 as the number of shares to then be so classified and designated, and authorizing the issuance of such shares of 9.75% Series A Cumulative Redeemable Preferred Stock.


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      THIRD: On July 6, 2004, the Corporation caused to be filed with the
Department "Articles Supplementary Establishing and Fixing the Rights and Preferences of 9.75% Series A Cumulative Redeemable Preferred Stock" (the "July 6, 2004 Articles Supplementary") providing for the classification and designation, and setting the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other terms of, 1,610,000 shares of 9.75% Series A Cumulative Redeemable Preferred Stock (the "Initial Series A Preferred Shares").

      FOURTH: Pursuant to the authority conferred upon the Committee as aforesaid, the Committee has on July 15, 2004, adopted resolutions classifying and designating 747,500 authorized but unissued shares of Preferred Stock of the Corporation as 9.75% Series A Cumulative Redeemable Preferred Stock (the "Additional Series A Preferred Shares"), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and other terms and conditions as set forth in the July 6, 2004 Articles Supplementary and applicable to the Initial Series A Preferred Shares, and authorizing the issuance of such Additional Series A Preferred Shares. The Initial Series A Preferred Shares and the Additional Series A Preferred Shares, all having the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and other terms and conditions as set forth in the July 6, 2004 Articles Supplementary, together with any other or additional shares of 9.75% Series A Cumulative Redeemable Preferred Stock of the Corporation subsequently classified and so designated, all comprise and will comprise one and the same series of Preferred Stock of the Corporation, and pursuant to the Charter of the Corporation a separate class of Preferred Stock, referred to as the "Series A Preferred Stock" in the July 6, 2004 Articles Supplementary.

      FIFTH: The Additional Series A Preferred Shares have been classified and designated by the Board under the authority contained in the Charter.

      SIXTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

      SEVENTH: These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

      EIGHTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


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


      IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its Corporate Secretary on this 19th day of July, 2004.


                             American Home Mortgage Investment Corp.



                             By:    /s/ Michael Strauss
                                 -------------------------------------
                                 Name:  Michael Strauss
                                 Title:  Chief Executive Officer and President


[SEAL]


ATTEST:



      /s/ Alan B. Horn
-------------------------------------
Name:  Alan B. Horn
Title:  Corporate Secretary



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